EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 2002 relating to the consolidated financial statements as of and for the two years ended December 31, 2001, which appears in the 2002 Annual Report to Shareholders of Pharmaceutical Product Development, Inc., which is incorporated by reference in Pharmaceutical Product Development, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

McLean, Virginia

July 11, 2003